EXHIBIT 99.1

[LETTERHEAD OF TRACINDA CORPORATION]

For immediate release	Contact: Richard Sobelle
July 2, 2002	(310) 271-0638

TRACINDA CORPORATION ANNOUNCES INTENTION TO MAKE OPEN
MARKET PURCHASES OF METRO-GOLDWYN-MAYER INC. STOCK

Tracinda Corporation, the principal stockholder of Metro-Goldwyn-Mayer Inc. (NYSE: MGM), is filing today an amendment to its Schedule 13D with the Securities and Exchange Commission stating that it intends to purchase in the open market up to 10 million shares of MGM’s common stock. The filing sets forth that purchases of MGM stock by Tracinda may be made, from time to time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice.

Tracinda believes that the current trading price of the company’s stock does not fairly reflect the underlying value of the Company. MGM has approximately 251,768,700 shares of common stock outstanding. The Tracinda group currently owns 194,307,644 shares of MGM’s common stock (approximately 77.2 percent of the issued and outstanding shares).

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